424B4 1 d875695d424b4.htm 424B4

Table of Contents

23,700,000 Shares

Catalent, Inc.
Common Stock

Filed pursuant to Rule 424(b)(4) File Number 333-202189
File Number 333-202480

The selling stockholders named in this prospectus are offering 23,700,000 shares of common stock of Catalent, Inc. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol "CTLT". On March 3, 2015, the closing sales price of our common stock as reported on the NYSE was $29.99 per share.

See "Risk Factors" beginning on page 16 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share

Total
Public offering price

$29.50
$699,150,000
Underwriting discounts and commissions

$1.10625
$26,218,125
Proceeds, before expenses, to the selling stockholders
(1) .

$28.39375
$672,931,875
(1)  For additional information regarding underwriters'
compensation, please see "Underwriting (Conflicts of Interest)."

To the extent that the underwriters sell more than 23,700,000 shares of our common stock, the underwriters have the option to purchase up to an additional
3,555,000 shares of our common stock from the selling stockholders at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York,
New York on or about March 9, 2015.

MORGAN STANLEY

J.P. MORGAN
BofA MERRILL LYNCH BLACKSTONE CAPITAL MARKETS
WELLS FARGO SECURITIES
GOLDMAN, SACHS & CO. JEFFERIES PIPER JAFFRAY
WILLIAM BLAIR
DEUTSCHE BANK SECURITIES
RAYMOND JAMES EVERCORE ISI

Prospectus dated March 3, 2015.